Exhibit 99.3

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
December 13, 2013	Kristina Waugh
kristina.r.waugh@centurylink.com

CENTURYLINK ANNOUNCES COMPLETION OF DEBT TENDER OFFER FOR QWEST

COMMUNICATIONS NOTES DUE 2018

MONROE, La. – CenturyLink, Inc. (NYSE: CTL) and its wholly-owned subsidiary, Qwest Communications International Inc. (“Qwest Communications”), announced today the completion of the previously-announced debt tender offer (the “Tender Offer”) commenced on November 14, 2013 by Qwest Communications for any and all of its 7.125% Notes due 2018 (the “2018 Notes”). The Tender Offer expired at 12:00 midnight, New York City time, on December 12, 2013 (the “Expiration Time”).

As of the Expiration Time, $614,183,000 aggregate principal amount of the outstanding 2018 Notes (representing 76.77% of the outstanding 2018 Notes) had been validly tendered and not validly withdrawn. All $614,183,000 aggregate principal amount of such notes were validly tendered before the early tender deadline on November 26, 2013 and purchased by Qwest Communications on November 27, 2013, and no additional 2018 Notes were tendered after such early tender deadline. Currently, $185,817,000 aggregate principal amount of 2018 Notes remain outstanding.

On November 27, 2013, Qwest Communications called for redemption all of the 2018 Notes that remain outstanding following consummation of the Tender Offer at a price equal to 103.563% of the principal amount of notes to be redeemed plus accrued and unpaid interest relating to such redeemed notes up to, but not including, the redemption date. The redemption is expected to occur on December 27, 2013 in accordance with the terms of the indenture applicable to the 2018 Notes.

This press release is neither (i) an offer to purchase, nor a solicitation of an offer to sell, any securities or (ii) a notice of redemption of any securities. Qwest Communications made the Tender Offer only by, and pursuant to the terms and conditions of, an offer to purchase dated November 14, 2013, and a related letter of transmittal, and called the 2018 Notes for redemption only by, and pursuant to the terms and conditions of, a notice of redemption dated November 27, 2013.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-

quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLink® Prism™ TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

Forward Looking Statements

This press release includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink and Qwest Communications. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to the possibility that corporate developments could preclude, impair or delay the above-described redemption transaction due to restrictions under the federal securities laws; changes in general market, economic, tax, regulatory or industry conditions that impact the ability of Qwest Communications to consummate the above-described redemption transaction on the terms described above or at all; and other risks referenced from time to time in CenturyLink’s and Qwest Communications’ filings with the Securities and Exchange Commission. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink or Qwest Communications to identify all such factors, nor can CenturyLink or Qwest Communications predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither CenturyLink nor Qwest Communications undertakes any obligation to update any of its forward-looking statements for any reason.